CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Post-Effective Amendment No. 33 to Registration Statement No. 333-20343 of Separate Account A of Union Security Life Insurance Company of New York on Form N-4, of our report dated April 19, 2018, relating to the statements of assets and liabilities of the individual sub-accounts which comprise Separate Account A of Union Security Life Insurance Company of New York as of December 31, 2017, and the related statements of operations for each of the periods then ended, the statements of changes in net assets for each of the periods presented in the two years then ended, and the financial highlights in Note 6 for each of the periods presented in the five years then ended, appearing in the Statement of Additional Information, which appears in such Registration Statement, and to the reference to us under the heading “Experts” in such Statement of Additional Information.

/s/ DELOITTE & TOUCHE LLP

Hartford, Connecticut
April 19, 2018